Exhibit 99.1

CHIQUITA REPORTS FOURTH QUARTER AND FULL-YEAR 2011 RESULTS

Achieves full-year 2011 comparable diluted EPS of $0.83; GAAP diluted EPS of $1.23
Reports fourth quarter comparable loss of ($0.12) per diluted share; GAAP diluted EPS of ($0.36)
Expects full-year 2012 operating improvement versus 2011

CINCINNATI - Feb. 21, 2012 - Chiquita Brands (NYSE: CQB) today released financial and operating results for 2011, reporting full-year comparable income[1] of $38 million, and GAAP income of $57 million on net sales of $3.1 billion. Fourth quarter results improved versus 2010, resulting in a comparable loss[1] of $6 million, versus a comparable loss of $18 million in the year-ago period. The fourth quarter GAAP loss was $16 million, including $8 million of charges related to the company's headquarters relocation and shipping reconfigurations in Europe.

“We delivered a fourth consecutive year of comparable profitability, improving our results over last year, particularly in the fourth quarter, which benefitted from our efforts to drive down costs as well as from the refinancing activities we completed earlier in the year,” said Fernando Aguirre, chairman and chief executive officer. “We had a much better year in bananas driven by higher pricing and volume in North America, and initial recovery in Europe. Our salads business did not perform as well as expected and we've taken a number of corrective actions and adapted our structure and strategy to be more successful and profitable.”

Aguirre added, “Going forward we are focused on growing revenues and profitability in core banana and salads products, using our existing capacity and capabilities to enter new markets and providing a more comprehensive product offering. We will continue enhancing the efficiency and flexibility of our supply chain and removing costs from our business. We have made solid progress in realigning our salad business structure, reconfiguring banana shipping, reducing debt and consolidating our corporate structure through our move to Charlotte. We are looking forward to another year of progress in improving the foundations of our business and its long-term profitability.”

[1] Comparable basis amounts exclude certain items described below under “Non-GAAP Measurements and items affecting comparability.” All figures in this press release are for continuing operations, unless otherwise indicated.

2011 FULL YEAR SUMMARY

The following table shows adjustments made to “Income (loss) from continuing operations” and EPS from continuing operations between comparable and GAAP results. See “Non-GAAP Measurements and items affecting comparability” below for descriptions of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments.

	Income (loss)		Income (loss) per diluted share[1]
(in millions, except per share amounts)	2011	2010	2011	2010
Comparable results (Non-GAAP)	$38	$36	$0.83	$0.79
Income tax valuation allowance release	87	—	1.89	—
Reserve for grower advances	(32)	—	(0.69)	—
Deconsolidation of European Smoothie business	—	32	—	0.71
Exit activities, net of tax	(10)	—	(0.22)	—
Refinancing costs	(12)	0	(0.25)	(0.01)
Italian tax settlement	(6)	—	(0.14)	—
Non-cash interest expense on Convertible Notes	(9)	(8)	(0.19)	(0.17)
Reported results (GAAP)	$57	$61	$1.23	$1.32
Columns may not total due to rounding.
[1]Shares used for diluted EPS calculation are on an as-reported basis.

Net Sales and Results: Annual sales decreased 3 percent year-on-year to $3.1 billion on lower sales in Salads & Healthy Snacks and Other Produce, partially offset by higher Banana sales. Comparable results for the full year increased due to improvements in banana performance and reduced costs for interest, partially offset by reductions in salads profitability.

Cash, Debt and Liquidity:  Cash flow from operations was $39 million for the full-year 2011 compared to $98 million for 2010. At December 31, 2011, cash and equivalents were $45 million. The company continues to have significant financial flexibility, having reduced debt principal by $70 million during the year and extended the maturity of its secured credit facility, including $150 million of revolving credit.

Bananas: Net sales increased 4 percent to $2 billion from higher dollar-equivalent pricing in North America and Europe. Comparable operating income was $132 million for the full year of 2011, compared to $81 million in 2010, as the benefit of higher net sales more than offset increases in industry costs.

Salads and Healthy Snacks: Net sales decreased 7 percent to $953 million on a decline in retail value-added salad volume primarily due to customer conversions to private label in 2010, partially offset by growth in foodservice and healthy snacks. Comparable operating income declined to $8 million for the full year of 2011, versus $63 million in 2010 as the adverse effect of lower salad sales volume, industry input cost inflation, incremental costs for Fresh Rinse technology customization, and sourcing and manufacturing disruptions exceeded benefits from overhead realignment and improved healthy snacking and beverage performance.

2011 FOURTH QUARTER SUMMARY

The following table shows adjustments made to “Income (loss) from continuing operations” and EPS from continuing operations between comparable and GAAP results. See “Non-GAAP Measurements and items affecting comparability” below for descriptions of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments.

	Income (loss)		Income (loss) per diluted share[1]
(in millions, except per share amounts)	2011	2010	2011	2010
Comparable results (Non-GAAP)	$(6)	$(18)	$(0.12)	$(0.39)
Exit activities, net of tax	(8)	—	(0.17)	—
Refinancing costs	(1)	—	(0.02)	—
Reserve for growers advances	0	—	0.01	—
Non-cash interest expense on Convertible Notes	(2)	(2)	(0.05)	(0.04)
Reported results (GAAP)	$(16)	$(20)	$(0.36)	$(0.43)
Columns may not total due to rounding.
[1]Shares used for diluted EPS calculation are on an as-reported basis.

Net Sales and Results: Quarterly sales decreased 7 percent year-on-year to $722 million primarily due to the exit from low margin other produce products, as well as slight declines in banana and salad sales. Comparable results for the quarter improved by $12 million due to better Salads & Healthy Snacks performance, lower corporate overhead and reduced interest expenses.

Bananas: Net sales decreased 2 percent to $475 million, as overall unit volumes were flat, and pricing was higher in North America but lower in Europe. Comparable operating income was $9 million for the fourth quarter of 2011, versus $10 million in the same period in 2010, as the impact of lower revenues was partially offset by a significant reduction in logistics costs.

Salads and Healthy Snacks: Net sales decreased 3 percent to $223 million primarily due to lower volume of retail value-added salads. Comparable operating income was breakeven for the fourth quarter of 2011, versus a loss of $4 million in the same period last year, primarily as the benefit of overhead expense reduction and better performance from healthy snacking and beverage products more than offset the impact of salad sales declines and higher manufacturing costs.

EXIT ACTIVITIES
Headquarters relocation: In November 2011, Chiquita announced its plan to relocate the Company's corporate headquarters from Cincinnati, Ohio to Charlotte, North Carolina. The relocation will occur during 2012, and as a result of this relocation the Company is expected to incur one-time costs of approximately $30 million, of which $24 million is expected to be recaptured over 12 years through a combination of state, local and other incentives. In addition, the relocation is expected to generate ongoing operating cost savings of more than $4 million annually from the consolidation of locations, more efficient staffing, lower rent and reduced travel costs. During the fourth quarter of 2011, the company recognized $4 million of costs primarily related to severance, and expects an additional $5 million of other relocation costs to be recognized during the first quarter of 2012.
Shipping reconfiguration: During the third quarter of 2011, the company initiated a reconfiguration of its European shipping system which is expected to provide more than $12 million of annualized cost savings, net of transition costs that include expected losses on subleased vessels being removed from service in 2012. During the fourth quarter the company recorded an allowance of $4 million for losses expected on certain sublease contracts completed in 2011, and expects to recognize an additional $8 million during the first quarter of 2012. These sublease losses will not recur in 2013 since the primary losses on the leases for vessels expiring in 2012 will not be renewed.

2012 OUTLOOK
Although the Company expects to experience obstacles from ongoing industry cost inflation and weaker European currencies during 2012, it is seeking to grow sales and profitability for the full year through:

•	increasing sales volume in its core banana and salads businesses through geographic diversification and expansion of its core product portfolios;

•	enhancing banana supply chain efficiency, including better product sourcing and reconfiguration of its global shipping system;

•	avoidance of excess salads sourcing and manufacturing costs incurred in 2011, and implementation of additional structural improvements in the salad and snacking product supply network during 2012:

•	reducing corporate expenses and realizing benefits from the previously announced realignment of its salad business and global innovation organizations; and

•	lowering interest payments from refinancing and prepayment of debt during 2011.
These expectations do not include any unforeseen weather, event risks or major currency fluctuations. Management's estimates of certain financial items are as follows:

	FY 2011	FY 2012
(in $ millions)	Actual	Estimate
Capital Expenditures	76	65-75
Depreciation & Amortization	61	60-65
Gross Interest Expense[1]	52	40-45
Net Interest Expense [1]	47	35-40

[1] Interest expense includes the impact of accounting standards that add non-cash interest expense of $9 million in 2011 and $10 million in 2012 for the company's Convertible Notes.

CONFERENCE CALL
Chiquita will hold a conference call for investors to discuss its results at 4:30 p.m. EST today. Access to a live audio webcast is available at http://investors.chiquita.com. Toll-free telephone access will be available by dialing 1-877-548-7901 in the United States and +719-325-4758 from international locations and providing the conference code 5421082. To access the telephone replay, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the confirmation code 5421082. Contact: Ed Loyd, 513-784-8935,

eloyd@chiquita.com

NON-GAAP MEASUREMENTS AND ITEMS AFFECTING COMPARABILITY
The company reports its financial results in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). To provide investors with additional information regarding the company's results, more meaningful year-on-year comparisons of the company's financial performance, and measures that management uses to evaluate the company's performance against internal budgets and targets, the company reports certain non-GAAP measures as defined by the Securities and Exchange Commission. Non-GAAP financial measures should be considered in addition to, and not instead of, U.S. GAAP financial measures, and may differ from non-GAAP measures that other companies use. The differences between the U.S. GAAP and non-GAAP financial measures are as follow:

•
Valuation Allowance Release: During the second quarter 2011, the company determined it is more likely than not that it will realize its deferred tax assets, and accordingly it recognized an income tax benefit representing the reversal of $87 million of valuation allowances against 100 percent of the U.S. federal deferred tax assets and a portion of the state deferred tax assets, primarily net operating loss carry forwards. This gain, recognized under GAAP, is excluded from comparable income. Income taxes are not included in the results of reportable segments.

•
Reserve for Grower Advances: The second quarter of 2011 includes a $32 million reserve for the expected remaining carrying value of advances made to a Chilean grower. The reserve, recognized under GAAP, is excluded from comparable income of the Other Produce segment.

•
Gain on deconsolidation of European Smoothie business: The Company entered into a joint venture with Danone S.A. in May 2010 to market fruit beverages based on Chiquita's Just Fruit in a Bottle® platform in Europe. Upon closing, the company sold 51 percent of its smoothie business to Danone for €15 million ($18 million) and deconsolidated it, accounting for its remaining 49 percent investment using the equity method. The gain on the sale and deconsolidation was $32 million, which included a $15 million gain related to fair value of the retained 49 percent investment on the closing date. This gain, recognized under GAAP, is excluded from comparable income of the Salads and Healthy Snacks segment.

•	Exit Activities:

◦
Relocation: The Company committed to the relocation of its headquarters in November 2011 to Charlotte, North Carolina, as described above. The relocation is expected to result in one-time costs of approximately $30 million through 2013. During the fourth quarter of 2011, the company recognized $6 million ($4 million net of tax) of headquarters related relocation costs, primarily severance. Relocation costs are excluded from comparable income of the reportable segments.

◦
Salads realignment: During the second quarter of 2011, the company realigned its salad overhead costs and embedded its global innovation and marketing functions into its business units. This realignment resulted in costs of $2 million in the second quarter of 2011 primarily relating to severance. Realignment-related expense, recognized under GAAP, was allocated to the reportable segments, but excluded from comparable income.

◦	Shipping reconfiguration: During the fourth quarter the company recorded an allowance of $4 million for losses expected on sublease contracts of subleasing costs, and expects to recognize an additional $8 million during the first quarter of 2012. These costs, recognized under GAAP, are excluded from comparable income of the Banana segment.

•
Refinancing: During the third quarter of 2011, the company recognized $11 million of refinancing costs to enter into an amended and restated senior secured credit facility, consisting of a $150 million revolving credit facility and a $330 million term loan that reduced its interest payments and added further operating flexibility. During the fourth quarter of 2011, the company recognized $1 million of costs associated with early redemption of $50 million of senior notes.

•
Italian Tax Settlement: In the second quarter 2011, the company settled several years of Italian income tax claims at an incremental cost of approximately $6 million, which is significantly below the amounts originally claimed by the tax authorities. This expense, recognized under GAAP, is excluded from comparable income. Income taxes are not included in the results of reportable segments.

•
Incremental non-cash interest expense on Convertible Notes: Accounting standards related to convertible debt instruments increased the amount of reported GAAP interest expense on the company's $200 million of 4.25% Convertible Senior Notes. In determining earnings on a comparable basis, the company excludes this additional non-cash interest expense, which was $2 million for each of the quarters ended December 31, 2011 and 2010; and $9 million and $8 million for the years ended December 31, 2011 and 2010, respectively.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.
Chiquita Brands International, Inc. (NYSE: CQB) is committed to Improving World Nutrition, as a leading international marketer and distributor of nutritious, high-quality fresh and value-added food products - from energy-rich bananas, blends of convenient green salads, other fruits to healthy snacking products. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of more than $3 billion, Chiquita employs more than 21,000 people and has operations in nearly 70 countries worldwide. For more information, please visit our corporate web site at www.chiquita.com.

FORWARD-LOOKING STATEMENTS
This press release contains certain statements, including in the “2011 Outlook” section, that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for fuel and other commodity inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the company or the industry, labor relations, taxes, political instability and terrorism; challenges in implementing the relocation of the Company's corporate headquarters, and other North American corporate functions, to Charlotte, North Carolina; unusual weather events, conditions or crop risks; access to and cost of financing; and the outcome of pending litigation and governmental investigations involving the company, as well as the legal fees and other costs incurred in connection with these items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita's financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

# # #

Exhibit A:
CHIQUITA BRANDS INTERNATIONAL, INC.
CONSOLIDATED INCOME STATEMENT
(Unaudited – in millions, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net sales	$722	$773	$3,139	$3,227
Operating expenses:
Cost of sales	648	690	2,692	2,765
Selling, general and administrative	63	77	308	321
Depreciation	14	14	52	51
Amortization	2	2	9	10
Equity in loss of investees	1	3	6	3
Reserve for grower advances	0	0	33	2
Relocation costs	6	—	6	—
Deconsolidation of European smoothie business	—	—	—	(32)
Operating income (loss)	(12)	(13)	34	108
Interest income	1	1	4	6
Interest expense	(11)	(14)	(52)	(57)
Other	(1)	3	(12)	3
Income (loss) from continuing operations before taxes	(23)	(24)	(25)	59
Income tax benefits (expense)	6	4	82	2
Income (loss) from continuing operations	(16)	(20)	57	61
Loss from discontinued operations[1]	—	—	—	(3)
Net income (loss)	$(16)	$(20)	$57	$57
Basic earnings per share:
Continuing operations	$(0.36)	$(0.43)	$1.25	$1.34
Discontinued operations	—	—	—	(0.07)
	$(0.36)	$(0.43)	$1.25	$1.27
Diluted earnings per share:
Continuing operations	$(0.36)	$(0.43)	$1.23	$1.32
Discontinued operations	—	—	—	(0.07)
	$(0.36)	$(0.43)	$1.23	$1.25
Shares used to calculate basic earnings per share	45.8	45.2	45.5	45.0
Shares used to calculate diluted earnings per share	45.8	45.2	46.3	45.9
Columns may not total due to rounding.

[1] Loss from discontinued operations relates to indemnification obligations for tax liabilities of Atlanta AG.

Exhibit B:
CHIQUITA BRANDS INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

	December 31, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$45	$156
Trade accounts receivables, net	267	265
Other receivables, net	67	117
Inventories	238	212
Prepaid expenses	43	38
Other current assets	45	20
Total current assets	705	809
Property, plant and equipment, net	370	350
Investments and other assets, net	132	168
Trademarks	449	449
Goodwill	177	177
Other intangible assets, net	106	115
Total assets	$1,938	$2,067
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$17	$20
Accounts payable	252	264
Accrued liabilities	115	127
Total current liabilities	383	412
Long-term debt, net of current portion	556	614
Accrued pension and other employee benefits	77	74
Deferred gain – sale of shipping fleet	35	49
Deferred tax liabilities	43	116
Other liabilities	45	63
Total liabilities	1,138	1,327
Shareholders’ equity:
Common stock, $.01 par value (45,777,760 and 45,298,038 shares outstanding, respectively)	$—	$—
Capital surplus	827	815
Accumulated deficit	(19)	(76)
Accumulated other comprehensive income (loss)	(8)	0
Total shareholders’ equity	800	740
Total liabilities and shareholders’ equity	$1,938	$2,067
Columns may not total due to rounding.

Exhibit C:
CHIQUITA BRANDS INTERNATIONAL, INC.
OPERATING STATISTICS
(Unaudited—in millions, except for percentages and exchange rates)

	Quarter ended December 31,		Percent Change Increase (Decrease)	Year ended December 31,		Percent Change Increase (Decrease)
	2011	2010	vs. 2010	2011	2010	vs. 2010
Net sales by segment
Bananas	$475	$483	(1.7)%	$2,023	$1,938	4.4%
Salads and Healthy Snacks[1]	223	230	(3.4)%	953	1,028	(7.3)%
Other Produce	24	59	(59.8)%	163	261	(37.7)%
	$722	$773	(6.6)%	$3,139	$3,227	(2.7)%
Comparable operating income (loss) by segment [2]
Bananas	$9	$10	(6.2)%	$132	$81	64.1%
Salads and Healthy Snacks[1]	0	(4)	NM	8	63	(87.5)%
Other Produce	1	1	(40.7)%	(5)	5	NM
Corporate	(13)	(18)	28.0%	(57)	(71)	19.4%
	$(2)	$(10)	(79.8)%	$78	$78	(0.2)%
Comparable operating margin by segment
Bananas	1.9%	2.0%	(0.1) pts	6.5%	4.2%	2.4 pts
Salads and Healthy Snacks	0.2%	(1.8)%	2.0 pts	0.8%	6.2%	(5.3) pts
Other Produce	3.6%	2.4%	1.2 pts	(3.0)%	2.1%	(5.0) pts
SG&A as a percent of sales	8.8%	9.9%	(1.1) pts	9.8%	9.9%	(0.1) pts
Company banana sales volume (40 lb. boxes)
North America	15.5	16.4	(5.5)%	64.3	62.9	2.2%
Core European markets[3]	9.9	9.9	—%	40.3	40.4	(0.2)%
Mediterranean & Middle East	5.6	4.5	24.4%	15.9	18.6	(14.5)%
Banana Pricing
North America			1.6%			6.1%
Core European markets[3]
U.S. Dollar			(6.6)%			4.4%
Local			(6.3)%			(0.5)%
Mediterranean & Middle East			(12.0)%			1.1%
Retail value-added salads
Volume (12-count cases)	11.4	12.1	(5.8)%	49.2	54.5	(9.7)%
Pricing			1.2%			(0.9)%
Euro average exchange rate, spot (dollars per euro)	$1.36	$1.36	—%	$1.39	$1.32	5.3%
Euro average exchange rate, hedged (dollars per euro)	$1.39	$1.33	4.5%	$1.39	$1.33	4.5%
Columns may not total due to rounding.

[1] European fruit smoothie sales before entering into the Danone joint venture were $13 million in the first half of 2010. Operating losses were $1 million and $3 million in the fourth quarters of 2011 and 2010, respectively and $6 million and $8 million for the full year 2011 and 2010, respectively.
[2] See description of reconciling items between GAAP and comparable basis figures in this press release under “Non-GAAP measurements and items affecting comparability.”
[3] The company's core European markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.

Exhibit D:
EUROPEAN CURRENCY
YEAR-ON-YEAR CHANGE—FAVORABLE (UNFAVORABLE)
2011 vs. 2010
(Unaudited—in millions)

	Q4	YTD
Currency Impact (Euro/Dollar)
Revenue	$(1)	$40
Local costs	—	(16)
Hedging[1]	8	(1)
Balance sheet translation[2]	(5)	(5)
Net European currency impact	$2	$18
Columns may not total due to rounding.

[1] Fourth quarter hedging benefits were $4 million in 2011 versus costs of $4 million in 2010. YTD hedging benefits were $1 million for 2011 and $2 million in 2010.
[2] Fourth quarter balance sheet translation was a loss of $6 million in 2011 and $1 million in 2010. YTD balance sheet translation was a loss of $8 million in 2011 and $3 million in 2010.